UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PACIFIC COAST OIL TRUST
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On June 29, 2023, Pacific Coast Oil Trust issued the following statement to its unitholders.

PACIFIC COAST OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Important Message to Unitholders

Dear Unitholder:

On July 12, 2023, Pacific Coast Oil Trust (the “Trust”) will hold a special meeting (the “Special Meeting”) of unitholders of the Trust (the “Unitholders”) to consider proposals to approve: (1) the removal of The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) as the trustee of the Trust and (2) an amendment to Section 8.02 of the Amended and Restated Trust Agreement of the Trust, dated as of May 8, 2012, requiring the Trust to bear all costs associated with calling any meeting of Unitholders that is called by Unitholders owning of record not less than 10% in number of the then outstanding Trust Units should any of the proposals submitted at such meeting receive a majority vote in favor.

On or about June 7, 2023, the Trust caused to be mailed to unitholders a proxy statement relating to the Special Meeting (the “Proxy Statement”).

Since the date of the Proxy Statement, the Trust has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Special Meeting. The Trust estimates that it will pay D.F. King approximately $25,000, including D.F. King’s fee plus certain costs and expenses. The Trust has also agreed to indemnify D.F. King against certain losses arising out of its services.

If you have any questions or require any assistance with respect to voting your Trust units, please contact D.F. King at the phone number or e-mail listed below:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers, Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 283-9185

Email: ROYTL@dfking.com

The Proxy Statement filed with the Securities and Exchange Commission provides you with detailed information about the proposals and related matters. You are encouraged to carefully read the entire Proxy Statement and other relevant documents filed or to be filed by the Trust with the Securities and Exchange Commission in their entirety.